Exhibit 99.5

VitaminSpice Secures an Initial $500,000
Debt Financing to Begin Filling Backlog of Orders

Press Release Source: VitaminSpice On Monday November 15, 2010, 10:00 am EST

WAYNE, PA--(Marketwire - 11/15/10) - VitaminSpice (OTC.BB:VTMS - News) (German WKN: A0YE4L) (www.vitaminspice.net) is pleased to announce that Integrated Resource Tech (IRT) has given a firm commitment to initially fund up to $500,000 of orders for VitaminSpice. The financing is debt only with no equity thus preventing any dilution to the shareholders. All terms have been agreed to with funding of orders to begin shortly. The size of the line is expected to increase as the relationship between VitaminSpice and IRT matures.

VitaminSpice has sold product through several retail, online, and food service outlets. An Additional Line of between, $2 to $5 million is also in the final stages of approval and is expected to close within the next 2 weeks. Management has focused on securing debt financing so as to fund the tremendous amount of orders being presented to VTMS without diluting the shareholders. The basic terms with IRT fall in the range of typical factoring or purchase order financing.

"There has been very little issue in obtaining significant interest for the VitaminSpice product line from iconic retailers and food service companies. In fact, until now we have limited our marketing efforts in the marketplace because we have been faced with the issue of financing orders. However, it now appears we have that solved," stated Edward Bukstel, CEO VitaminSpice.

About VitaminSpice

VitaminSpice is uniquely positioned between the $150 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor. www.vitaminspice.net

VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact:

VitaminSpice Corporation
Edward Bukstel
ph. 484.367.7401
ebukstel@vitaminspice.net

VitaminSpice Investor Relations
Integrated Capital Partners, Inc.
908-204-0004
www.stockreportcard.com